UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Tortoise Energy Independence Fund, Inc.
(Name of Registrant as Specified In Its Charter)
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Tortoise to Adjourn Special Meeting of Tortoise Pipeline & Energy Fund, Inc. (TTP) and Tortoise Energy Independence Fund, Inc. (NDP) Stockholders

Adjourned to Friday, June 4, 2021

FOR IMMEDIATE RELEASE

LEAWOOD, KS – April 6, 2021 – Tortoise and the Board of Directors for its closed-end funds announced today that it intends to convene and then adjourn the special meeting of stockholders scheduled for 10 a.m., Central time, Wednesday, April 7, 2021 at 5100 W. 115th Place, Leawood, Kansas 66211. The special meeting will be adjourned until 10 a.m., Central time, Friday, June 4, 2021 in order to provide stockholders who have yet to vote their shares, additional time to do so.

“The adjournment provides us the opportunity to take into consideration the votes of additional shareholders,” said Brad Adams, CEO of Tortoise’s closed-end funds. “We believe the proposed merger is in the best interest of shareholders and the results, at present, indicate that a majority of shares voted thus far, are supportive of the merger.”

If you have not submitted a proxy, you are urged to do so promptly. No action is required by any stockholder who has previously delivered a proxy. If you need assistance voting your shares, please call our proxy agent, AST Fund Solutions at (866) 796-1285. Representatives are available 9 a.m. to 9 p.m. Eastern time, Monday through Friday.

Tortoise Capital Advisors, L.L.C. is the adviser to the funds.

For additional information on these funds, please visit cef.tortoiseecofin.com/ndp-ttp-combination/.

About Tortoise
Tortoise focuses on energy & power infrastructure and the transition to cleaner energy. Tortoise’s solid track record of energy value chain investment experience and research dates back more than 20 years. As one of the earliest investors in midstream energy, Tortoise believes it is well-positioned to be at the forefront of the global energy evolution that is underway. With a steady wins approach and a long-term perspective, Tortoise strives to make a positive impact on clients and communities. For additional information, please visit www.TortoiseEcofin.com.

Important Information About the Proposed Merger and Where to Find It
More information on the proposed merger between TTP and NDP is contained in the proxy materials filed by each of the funds. TTP and NDP have filed with the Securities and Exchange Commission (SEC) a joint proxy statement/prospectus with respect to the merger, and each fund has mailed a definitive joint proxy statement/prospectus to each of its stockholders that contains information about the proposed merger. Stockholders are urged to read the definitive joint proxy statement/prospectus carefully and in its entirety as it contains important information about the proposed merger. The joint proxy statement/prospectus and other documents filed by the funds are available for free at the SEC’s Web site, http://www.sec.gov and on the funds’ website at cef.tortoiseecofin.com. Stockholders can also obtain copies of the definitive joint proxy statement/prospectus, for free by dialing (866) 362-9331.

The funds, Tortoise Capital Advisors and certain of their respective directors, officers and affiliates may be deemed under the rules of the SEC to be participants in the solicitation of proxies from stockholders in connection with the proposed merger discussed herein. Information about the directors and officers of the funds may be found in the joint proxy statement/prospectus previously filed with the SEC.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the funds and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the fund’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Other than as required by law, the funds and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

5100 W. 115th Place, Leawood, KS 66211   |   913-981-1020   |   www.TortoiseEcofin.com

Contact Information
For more information contact Maggie Zastrow at (913) 981-1020 or info@tortoiseecofin.com.

5100 W. 115th Place, Leawood, KS 66211   |   913-981-1020   |   www.ecofin.com